Exhibit 10.2

Agreement for Collaboration in the Development of Spectroscopic Technology

This Agreement for Collaboration in the Development of Spectroscopic Technology, as extended pursuant to Section II of the March 28, 2011 Agreement for Collaboration in the Development of Spectroscopic Technology between Guided Therapeutics, Inc., having a place of business at 5835 Peachtree Comers East, Suite 0, Norcross, GA 30092 ("GT") and Konia Minolta Opto, Inc., having a place of business at 2970 Ishikawa-machi, Hachioji-shi, Tokyo 1928505, Japan (the "Agreement"), is made on this)" day of May, 2012 (the "Effective Date") between GT and Konica Minolta Technology Center, Inc., having an address of 1 Sakuramachi, Hino·shi, Tokyo 191-8511 , Japan, ("KMTC"), which has succeeded to the Agreement from Konica Minolta Opto, Inc., each of GT and KMTC individually referred to herein as a "party" and collectively referred to as the "Parties".

WHEREAS, GT, among other things, has proprietary business, technical expertise and knowhow relating to tissue spectroscopy including but not limited to cancer detection.

WHEREAS, KMTC has proprietary technical, business and marketing expertise relating to medical devices and optical systems; and

WHEREAS, GT and KMTC desire and seek to enter into collaboration to research and develop the aforementioned technologies in specific medical markets wherein KMTC would gain access to GT's technology.

NOW THEREFORE, and in consideration of the mutual promises and covenants herein contained and intending to be legally bound, GT and KMTC agree as follows:

1.	DEFINITIONS
  "Confidential Information" means trade secrets, materials and other proprietary information of a secret and confidential nature, which information and materials are proprietary to a party, or which a party has received from a third party under an obligation of confidentiality. Confidential Information may include, but is not limited to, financial information, business and/or development plans, records, data, formulae, processes, know-how, developments, designs, inventions (whether patentable or not), models, clinical protocols and study designs, techniques, improvements and/or discoveries.
  "GT Spectroscopic Intellectual Property" shall mean all of GT's, and its affiliate company's, rights, title and interests to all intellectual property including, without limitation, any patents, patent applications, or ideas inventions, discoveries, improvements, design rights, trade secrets, know-how, works of authorship, and equivalents thereof, whether or not protectable by patent, trade secret or copyright which exist as of the Effective Date or hereafter acquired by GT in the field of tissue spectroscopy.
  For GT Spectroscopic Intellectual Property "the Spectroscopy Fields" shall mean the Spectroscopy measurement of tissue, both in vivo and in vitro, in the upper GI/esophageal disease, including specifically the condition known as Barrett's esophagus.
2.	COOPERATION WITH AFFILIATED GROUPS
  During the term of this Agreement, KMTC may cooperate with its affiliated companies and with other consulting companies under this agreement ("KM Group").
  During the Term of this Agreement, GT may cooperate with InterScan, Inc. under this agreement. ("InterScan Group")
3.	TECHNOLOGY ASSESSMENT AND OPTION TO LICENSE

During the term of this Agreement, GT hereby grants to KMTC and its affiliates an exclusive option to negotiate an exclusive or nonexclusive license and/or marketing agreement in the Spectroscopy Fields under the GT Spectroscopic Intellectual Property during the period set forth below and any extension thereto in accordance with this Agreement, to allow opportunity KMTC and its affiliates to conduct a development activities for the technologies in the Spectroscopy Fields as defined in Section 4. below.

4.	LIMITATION OF AGREEMENT AND NO SHOP.

This Agreement is limited to providing KMTC or its affiliate's exclusive access to GT's technology in the Spectroscopy Fields as defined in Section 1c. above for the purposes of developing products in the Spectroscopy Fields.

With regard to the development of products within the Spectroscopy Fields, GT agrees not to solicit, initiate, encourage or engage in discussions or negotiations with, or provide any information to, or take any other action to otherwise facilitate the efforts of, any third party with respect to (i) conducting a transaction similar to a future proposed transaction with any party other than KMTC and its affiliates, or (ii) entering into any agreement that would otherwise be inconsistent with the terms of this Agreement, or that would prohibit the performance of GTs obligations contemplated herein or that could be expected to diminish the likelihood of or render impracticable the consummation of a proposed future transaction.

Notwithstanding the foregoing, this Agreement does not provide any rights to KMTC or its affiliates to market, sell and/or license products and/or intellectual property in the Spectroscopy Fields, such rights to be negotiated during the term of this Agreement and then specified in a future agreement.

5.	RESPONSIBILITIES DURING TERM OF AGREEMENT
  Both parties agree that this Development Agreement also has as its purpose to allow progress to be made in the Spectroscopy Fields prior to the execution of a more comprehensive technology licensing and/or marketing agreement that is mutually agreeable to both parties.
  In recognition of the exclusive development and technology rights granted to KMTC and its affiliates as described herein, KMTC will pay to GT according to the following schedule: $400,000 due on or before June 30, 2012.

These rights include:

•	the exclusive rights for the term of this Agreement described in Section 4 above. Access to GT intellectual property and know-how in the Spectroscopy Fields as defined in Section 1c. above.
•	the disclosure and collaborative development of GT's technologies in the Spectroscopy Fields as defined in Section 1c. above.
•	Option to negotiate a technology licensing and/or marketing agreement in the Field's of Use during the term of this Agreement.
  In addition to the rights granted to KMTC described in Section 5b above, GT will furnish, in advance, written estimates to KMTC of costs for accomplishing tasks assigned to GT and KMTC will reimburse GT for expenses in accomplishing those tasks mutually agreed to.
6.	PROPOSED TASKS AND GOALS
•	The proposed tasks for the work to be performed under this Agreement include but are not limited to the following:

GT tasks would include:

  Working with KMTC to develop specifications in the Spectroscopy Fields, GT would take the lead on the requirements documents and timeline with assistance from KMTC.
  Working with KMTC to adapt its cancer detection platform for use in the Spectroscopy Fields.
  Responsibility for the following aspects of developing new devices in the Spectroscopy Fields as described below:
•	Determine Spectroscopy wavelengths for a given organ in the Spectroscopy Fields
•	Determine the optical platform for said devices
•	Design and build the base unit for said devices including, but not limited to the power supply, lamp or other illumination source, spectrometer, optical fibers and filters.
•	Design and write the software for calculating and producing a result from the Spectroscopy data
•	Clinical and regulatory implementation at US hospitals and/or clinics under IRB approved protocols and US FDA good clinical practice guidelines.
  Supplying KMTC with any hardware and software under mutually agreed to purchase orders.
  Using reasonable efforts to maintain the patent portfolio necessary for effective commercialization of products in the Spectroscopy Fields in both the United States and Japan.

KMTC tasks would include:

  Assisting GT in the marketing activities related to the commercialization of GT's technologies in the Spectroscopy Fields. This activity would include contributing marketing information needed to define the operating characteristics of the technologies under development and to assist in writing the Product Requirements documentation.
  KMTC shall have responsibility for the following aspects of new devices in the Spectroscopy Fields as described below:
•	Design and build the lens trains
•	Design and build the probes, such as the endoscopic means of accessing tissue for the means of Spectroscopy measurements
7.	OWNERSHIP OF INVENTIONS

All technology invented solely by GT employees, agents or contractors shall be the property of GT and all such inventions in the Spectroscopy Fields shall be promptly disclosed in writing to KMTC, and shall be subject to the license. All technology invented by GT, its employees, agents or contractors outside the Spectroscopy Fields or acquired or licensed by GT outside the Spectroscopy Fields, are the sole property of GT, and GT shall have no obligation hereunder to grant a license under such technology to KMTC.

All technology invented solely by KMTC employees, agents or contractors shall be the property of KMTC and all such technology shall be promptly disclosed in writing to GT.

All technology invented by at least one employee, agent or contractor of KMTC and at least one employee, agent or contractor of GT shall be the joint property of KMTC and GT.

8.	PUBLICITY

The terms and conditions of this Agreement shall be confidential and neither party shall disclose the terms and conditions of this Agreement to any other party outside of KM Group or GT Group. Neither party shall make any press release or other public announcements with respect to this Agreement without the consent of the other party unless required by law.

9.	DISCLAIMER

GT AND KMTC DISCLAIM ANY AND ALL WARRANTIES BOTH EXPRESSED AND IMPLIED WITH RESPECT TO THE PRODUCTS PROVIDED, OR THE SERVICES TO BE PERFORMED HEREUNDER AND ANY DELIVERABLES RESULTING THEREFROM, INCLUDING THEIR CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS THEREIN, AND THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. All information is provided on as AS-IS basis.

10.	LIMITATIONOFLIABILITY

Neither party will be liable for any business expense, machine down time, loss of profits, any incidental, special, exemplary or consequential damages, or any claims or demands brought against by the other party or the other party's customers, even if such party has been advised of the possibility of such claims or demands. The foregoing limitations of liability, damages and claims are intended to survive termination of this Agreement.

11.	TERM OF AGREEMENT, TERMINATION AND OPTION TO EXTEND

This Agreement shall be effective on April 29, 2012 upon execution and shall continue until April 28, 2013. If both KMTC and GT agree in writing, this Agreement can be extended for an additional one year.

12.	CONFIDENTIALITY
  Except as set forth below, any information disclosed by either party to the other during the term of this Agreement in connection with the activities contemplated hereby, any samples provided, the facilities or records of either party shall be considered proprietary and "Confidential Information" of the disclosing party, provided that the Confidential Information shall be disclosed by any of the following methods:
i)	Disclosure in written form which is clearly marked "Confidential" or otherwise marked as such (including information disclosed electronically such as via facsimile or e-mail); or
ii)	Disclosure through tangible object with a notice which is clearly marked "Confidential" or otherwise marked as such; or
iii)	Oral disclosure; provided, however, the disclosing party shall identify such disclosure as being "Confidential" at the time of disclosure and send to the receiving party, within thirty (30) days after such disclosure, documents clearly marked "Confidential" or otherwise marked as such and describing such information to be deemed as Confidential Information.
  Notwithstanding the foregoing, "Confidential Information" shall not include information which:
i)	Was publicly available at the time of the disclosure to the receiving party;
ii)	Subsequently becomes publicly available other than as a result of a disclosure in violation of this Agreement;
iii)	Can be demonstrated by written record to already be in the possession of the receiving party at the time of this Agreement;
iv)	Is rightfully acquired by the receiving party, subsequent to disclosure by the other party, from a third party who, to the receiving party's knowledge, is not in breach of a confidentiality obligation with regard to such information;
v)	Is independently developed by the receiving party solely through the efforts of individuals who did not have access to the Confidential Information; or
vi)	Is disclosed with the prior written consent of the party from whom the information was received.
  Unless otherwise provided, each party agrees not to disclose any other Confidential Information and not to use such Confidential Information for its own benefit except as specifically provided in this Agreement and except that either party may disclose such information to those of its employees and agents in the GT Group or KM Group who have a need to know the Confidential Information. In addition, GT Group and KM Group must maintain appropriate confidentiality agreements for subcontractors if said subcontractors receive confidential information as defined in this Agreement. The covenants made in this Section 12 shall commence on the date hereof and shall expire on the fifth (5th) anniversary of the termination or expiration of this Agreement. The receiving party shall have no obligation with respect to the Confidential Information after such period.
  Each party hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that each party may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and that the enforcement by a party of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies in law or equity absent this Agreement except as required by law.
  If either party believes it is required by law or by a subpoena or by a court order to disclose any of the other party's Confidential Information, it shall promptly notify the other party prior to any disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief.
  Each party hereby acknowledges that: (i) the provisions of this Agreement are fundamental to the protection of the other party's legitimate business interests; (ii) such provisions are reasonable and appropriate in all respects; and (iii) in the event it violates any such provisions, the other party would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event a party or its representatives violate any such provisions, the other party shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the other party.
13.	MISCELLANEOUS
  All notices and other communication required or permitted to be given under this Agreement will be effective upon deposit in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below unless by such notice a different person or address shall have been designated.

If to GT:	Mark Faupel
Guided Therapeutics, Inc.
5835 Peachtree Corners East, Suite D
Norcross, GA 30092
Phone: 770/242-8723
FAX: 770/242-8639

If to KMTC	Tamaki Nara
Konica Minolta Technology Center, Inc.
1 Sakura-machi, Hino-shi
Tokyo 191-8511, Japan

  The Parties to this Agreement are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency or joint venture between the parties. Each party shall be responsible for wages, hours and conditions of employment of its personnel during the term of, and under, this Agreement.
  All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of New York excluding its conflict of laws provisions.
  All disputes which may arise between the parties hereto, out of or in relation to this Agreement, shall be finally settled by arbitration in Tokyo, Japan pursuant to the Commercial Arbitration Rules of The Japan Commercial Arbitration Association if GT requests the arbitration or in Atlanta, Georgia pursuant to the Commercial Arbitration Rules of the American Arbitration Association ifKMTC requests the arbitration.
  Notwithstanding the contrary provisions of Section 13d, the parties hereto shall have the right to apply for and obtain a temporary restraining order or other temporary, interim or permanent injunctive or equitable relief from a court of competent jurisdiction in order to enforce the provisions of this Agreement as may be necessary to obtain specific performance or injunctive relief.
  No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that provision or any other provision thereof.
  Each party represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations it may have or with the policies of any institution or company with which such party is associated.
  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
  This Agreement may be signed by the parties in counterparts and via facsimile, which signatures, taken as a whole, shall constitute an effective Agreement.
  J. Neither this Agreement nor any rights hereunder may be transferred or assigned by either party without the prior written consent of the other party except pursuant to a merger, acquisition or sale of substantially all of such party's business assets to which this Agreement relates.
  This Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by authorized officers of both parties.
  Nothing herein expressed or implied is intended or should be construed to confer upon or give to any person other than the parties hereto and their successors and permitted assigns any rights or remedies under, or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused tills Agreement to be duly executed by their duly authorized officers as of the 19 day of June 2012.

GT KMTC	KMTC
5835 Peachtree Corners East Suite D	1 Sakura-machi, Hino-shi
Norcross, Georgia 30092	Tokyo 191-8511, Japan

By: /s/ Mark Faupel	By: /s/ Tamaki Nara
Mark Faupel, PhD	Tamaki Nara
President and CEO	General Manager
Business Development Center
LC Business Department